Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 22, 2010

between

NATUS MEDICAL INCORPORATED,

as Borrower,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Bank

- i -

- ii -

SCHEDULES

1.1-A	Permitted Indebtedness
1.1-B	Permitted Investments
1.1-C	Permitted Liens
4.1	Subsidiaries
4.4	Litigation
4.11	Environmental Matters

EXHIBITS

A	Form of Second Amended and Restated Revolving Line of Credit Note
B	Form of Loan Notice
C	Form of Financial Covenant Compliance Certificate

- iii -

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of April 22, 2010, by and between NATUS MEDICAL INCORPORATED, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower and Bank are party to that certain Amended and Restated Credit Agreement, dated as of November 28, 2007 (as amended, restated, modified and/or supplemented prior to the date hereof, the “Existing Agreement”).

WHEREAS, Borrower has requested that Bank (i) amend and restate the Existing Agreement and (ii) extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. CERTAIN DEFINED TERMS.

As used in this Agreement, the following terms shall have the meaning set forth below:

“AAA” has the meaning ascribed to such term in Section 9.12(b) hereof.

“Acquired Business” means the entity or assets acquired by Borrower in an Acquisition, whether before or after the date of this Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or (c) a merger or consolidation or any other combination with another Person provided that Borrower is the surviving entity.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

“Alpine Biomed” means Alpine Biomed Holdings Corp, a Delaware corporation.

“Alpine Cash Restructuring Charges” means cash based restructuring charges, as defined under GAAP, for Alpine Biomed; provided that in no event shall Alpine Cash Restructuring Charges exceed $3,200,000 in the aggregate during the term of this Agreement.

“Applicable Rate” means, from time to time, with respect to any Base Rate Loan, or LIBOR Loan, or with respect to the Unused Commitment Fees payable pursuant to Section 2.5(a), as the case may be, the applicable rate per annum set forth below (expressed in basis points) under the caption “LIBOR Spread,” “Base Rate Spread” or “Unused Commitment Fee Rate,” as the case may be, based upon, subject to Section 2.4(d), the Leverage Ratio as set forth in the most recent Compliance Certificate received by Bank pursuant to Section 6.3(d):

Tier	Leverage Ratio	LIBOR Spread	Base Rate Spread	Unused Commitment Fee Rate
1	Greater than or equal to 1.00	200.00	0.00	30.00

2	Less than 1.00 but greater than or equal to 0.50	175.00	0.00	20.00

3	Less than 0.50	150.00	0.00	12.50

“ASC 805” means Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (formerly SFAS 141R).

“Attributable Indebtedness” means, on any date of determination: (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from the Closing Date to the earlier of (i) the Revolving Credit Maturity Date and (ii) the date that Bank’s commitment to make Revolving Credit Loans terminates pursuant to Section 8.2.

“Bank” has the meaning ascribed to such term in the introductory paragraph hereof.

“Bankruptcy Code” means the Bankruptcy Reform Act, Title 11 of the United States Code.

“Bankruptcy Laws” means, collectively: (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of an Interest Period for delivery of funds on said date for a period of time approximately equal to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for Dollar deposits on the London Inter-Bank Market.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of: (a) the Federal Funds Rate plus one-half of one percent per annum; and (b) the per annum rate of interest in effect for such day as publicly announced from time to time by Bank as its “Prime Rate,” such rate being the rate of interest most recently announced within Bank at its principal office as its “Prime Rate,” with the understanding that Bank’s “Prime Rate” is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. Any change in Bank’s “Prime Rate” as announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based upon the Base Rate.

“Biologic Israel” means Biologic Systems Corporation Limited, an Israeli corporation.

“Borrower” has the meaning ascribed to such term in the introductory paragraph hereof.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close; provided that, if any such day relates to LIBOR or any LIBOR Loan, such day must also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank offered market.

“Cash Restructuring Charges” means cash based restructuring charges, as defined under GAAP, for any entity that is the subject of a Permitted Acquisition; provided that in no event shall Cash Restructuring Charges exceed $5,000,000 in the aggregate during the term of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of thirty percent or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” means April 22, 2010.

“Code” means the Internal Revenue Code of 1986.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confidential Information” means all non-public, confidential and/or proprietary information of Borrower, its Subsidiaries or any Subsidiary thereof, now or at any time hereafter provided to Bank by Borrower, or any of Borrower’s officers, employees, agents or representatives, in connection with Bank’s evaluation of Borrower’s credit request and/or Bank’s ongoing credit accommodations to Borrower, and shall include, without limitation, any and all financial, technical and/or business information relating to Borrower, its Subsidiaries or any Subsidiary thereof, including trade secrets, research and development test results, marketing or business plans and strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Borrower, any of its Subsidiaries or any Subsidiary thereof.

“Consolidated EBITDA” means, for any period and as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) the provision for United States federal, state, local and foreign income taxes payable by Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) all non-cash expenses related to stock-based compensation deducted to arrive at Consolidated Net Income, (v) other non-recurring expenses of Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (vi) Alpine Cash Restructuring Charges (provided that the aggregate amount added to Consolidated Net Income for all periods pursuant to this clause (vi) shall not exceed $3,200,000), (vii) Cash Restructuring Charges (provided that the aggregate amount of Cash Restructuring Charges plus Alpine Cash Restructuring Charges added to Consolidated Net Income for any twelve-month period pursuant to this clause (vii) and the above clause (vi) shall not exceed $5,000,000), and (viii) expenses created by contingent consideration or transaction costs related to a business combination or acquisition, to the extent required to be expensed by ASC 805, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) interest income (ii) extraordinary or non-recurring non-cash income or gains, (iii) United States federal, state, local and foreign income tax credits of Borrower and its Subsidiaries for such period, (iv) all non-cash items increasing Consolidated Net Income for such period, and (v) adjustments to income created by contingent consideration related to a business combination or acquisition, to the extent required to be recognized by ASC 805.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), reimbursement agreements, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all guarantees with respect to outstanding indebtedness of the types specified in clauses (a) through (e) above of Persons other than Borrower or any Subsidiary, and (g) all indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Borrower or a Subsidiary is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to Borrower or such Subsidiary.

“Consolidated Interest Expense” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of all interest charges (including imputed interest charges with respect to capitalized lease obligations and all amortization of debt discount and expense) of such Persons for such period.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations (excluding gains or losses from dispositions of assets) for such period.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means a per annum interest rate equal to the sum of: (i) the Base Rate; plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans; plus (iii) four hundred basis points per annum; provided that, with respect to a LIBOR Loan, the Default Rate shall be a per annum interest rate equal to the sum of: (A) the interest rate (including any Applicable Rate) otherwise applicable to such Loan; plus (B) four hundred basis points per annum.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Line of Business” means any business engaged primarily in the sale of medical devices and associated supplies.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Laws” means any and all United States federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any Guarantor or any of their respective Subsidiaries directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning ascribed to such term in Article VIII hereof.

“Excel-Tech” mean Excel-Tech Ltd. USA, a Delaware corporation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that: (a) if such day is not a Business Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one-hundredth of one percent) charged to Bank on such day on such transactions as determined by Bank.

“Fee Letter” means the letter agreement, dated October 1, 2007, between Borrower and Bank regarding certain fees to be paid by Borrower in connection with the transactions contemplated by the Loan Documents.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a country (or political subdivision thereof) other than the United States (or political subdivision thereof).

“GAAP” means generally accepted accounting principles applicable in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” or “Guarantors” have the meanings ascribed to such terms in Section 2.9 hereof.

“Guaranty” or “Guaranties” have the meanings ascribed to such terms in Section 2.9 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.

“Indemnitees” has the meaning ascribed thereto in Section 9.3(b).

“Interest Payment Date” means: (a) with respect to (i) a LIBOR Loan, the last day of each Interest Period applicable thereto; provided that, if any such Interest Period exceeds three months, the date that falls three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (ii) a Base Rate Loan, the last Business Day of each calendar month; and (b) in the case of Revolving Credit Loans, the Revolving Credit Maturity Date.

“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its related Loan Notice; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Revolving Credit Loan shall extend beyond the Revolving Credit Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Leverage Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of: (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on such date.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/16 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

“LIBOR Loan” means a Loan that bears interest based upon LIBOR.

“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Interest Period.

“Loan” means any Revolving Credit Loan.

“Loan Documents” means this Agreement, the Second Amended and Restated Revolving Line of Credit Note, the Security Agreements, the Guaranties, the Pledge Agreements, and each other contract, instrument and document required by or delivered to Bank in connection with this Agreement.

“Loan Notice” means a notice, pursuant to Section 2.2(a), of: (a) a borrowing of Loans; (b) a conversion of Loans from one Type to the other; or (c) a continuation of LIBOR Loans; which, if in writing, shall be substantially in the form of Exhibit B.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay all debt, principal, interest, expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, the Second Amended and Restated Revolving Line of Credit Note and the other Loan Documents, or to otherwise perform its material obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest or lien in, the collateral described in Section 2.8 hereof.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means the Second Amended and Restated Revolving Line of Credit Note.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties of Borrower or any Guarantor under any Loan Document or otherwise, whether with respect to any Loan or otherwise, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Guarantor or any affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a) the Acquired Business is in an Eligible Line of Business;

(b) the Acquisition shall not be a Hostile Acquisition;

(c) the financial statements of the Acquired Business shall be in form and substance satisfactory to Bank and shall have undergone review of a scope satisfactory to Bank;

(d) the Total Consideration for the Acquired Business shall not exceed $15,000,000 and, when taken together with the Total Consideration for all Acquired Businesses acquired after the date of this Agreement, shall not exceed $60,000,000 in the aggregate;

(e) Borrower shall have notified Bank not less than 30 days prior to any such Acquisition and furnished to Bank at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year historical financial information and 3-year pro forma financial forecasts of the Acquired Business on a stand alone basis as well as of Borrower on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to Bank demonstrating satisfaction of the condition described in clause (f) below;

(f) after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 6.9 hereof on a pro forma basis; and

(g) the Acquisition shall have been approved by Borrower’s board of directors and (if necessary) owners, and all necessary legal and regulatory approvals with respect to the Acquisition shall have been obtained.

“Permitted Indebtedness” means:

(a) the liabilities of Borrower to Bank under this Agreement and the other Loan Documents;

(b) any other liabilities of Borrower existing as of the Closing Date and listed on Schedule 1.1-A;

(c) unsecured indebtedness to trade creditors incurred in the ordinary course of business;

(d) guaranty obligations of Borrower with respect to indebtedness of Subsidiaries of Borrower permitted under Section 7.6;

(e) indebtedness secured by Permitted Liens identified in paragraphs (d), (e), (f), (g) (but solely with respect to Permitted Liens permitted under such paragraph (g) that are related to extensions, renewals or refinancings of indebtedness secured by liens identified in paragraph (d) of the definition of Permitted Liens) and (j) of the definition of Permitted Liens; and

(f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness identified in (a) through (d) above, provided that the principal amount is not increased nor the terms modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” means:

(a) Investments by Borrower existing as of the Closing Date and listed on Schedule 1.1-B;

(b) Investments by Borrower in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts, and (v) in conformance with Borrower’s “Investment Policy,” as in effect on the Closing Date (or as amended from time to time, subject to the approval of Bank), a copy of which has previously been provided to Bank;

(c) Investments by Borrower consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of Borrower;

(d) Investments by Borrower consisting of deposit accounts in which Bank has a first priority perfected security interest;

(e) Investments by Borrower constituting Permitted Acquisitions;

(f) Investments by Borrower not to exceed at any time $250,000.00 in the aggregate consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(g) Investments (including debt obligations) by Borrower not to exceed $50,000.00 in the aggregate outstanding at any time received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h) Investments by Borrower not to exceed $50,000.00 in the aggregate outstanding at any time consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to investments of Borrower in any Subsidiary.

“Permitted Liens” means:

(a) liens and security interests in favor of Bank created under any Loan Document;

(b) liens and security interests existing as of the Closing Date and listed on Schedule 1.1-C;

(c) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP;

(d) purchase money liens securing indebtedness not to exceed $2,000,000.00 in the aggregate incurred after the Closing Date (i) on equipment acquired or held by Borrower incurred for financing the acquisition of such equipment, or (ii) existing on equipment when acquired, if the lien is confined to the property so acquired and improvements thereon, and the proceeds of such equipment;

(e) statutory liens arising in the ordinary course of business and not overdue for a period of more than thirty days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP, not to exceed $500,000.00 in the aggregate, securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other persons imposed without action of such parties;

(f) liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business not delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP;

(g) liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens identified in paragraphs (b) and (d) of this definition, so long as such indebtedness is Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(h) leases or subleases of real property entered into as sublessee or lessee in the ordinary course of business, and leases; and subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) entered into as licensee or sublicensee in the ordinary course of Borrower’s business;

(i) non-exclusive licenses of intellectual property entered into as licensee with third parties in the ordinary course of business; and

(j) liens in favor of financial institutions other than Bank arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts (excluding liens identified in the following clause (ii)) and (ii) such liens secure Borrower’s payment of normal fees and charges related to the maintenance of such deposit and/or securities accounts and not indebtedness related to credit extended by such financial institutions to Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means (i) that certain Pledge Agreement, dated as of April 22, 2010, executed by Borrower and each Subsidiary pledging capital stock for the benefit of Bank as of the Closing Date and (ii) any pledge agreement executed by a Domestic Subsidiary pursuant to Section 6.12.

“Quick Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of: (a) the sum of (i) unrestricted cash plus (ii) unrestricted short-term marketable securities plus (iii) net accounts receivable to (b) current liabilities.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, any vice president, the general counsel and/or secretary, the assistant secretary, the controller of Borrower, the director of finance of Borrower, or any other officer of Borrower having substantially the same authority and responsibility as any of the foregoing.

“Revolving Credit Borrowing” means a borrowing of a Revolving Credit Loan of a particular Type.

“Revolving Credit Loan” has the meaning ascribed thereto in Section 2.1(a).

“Revolving Credit Maturity Date” means April 30, 2012.

“Revolving Line of Credit” has the meaning ascribed to such term in Section 2.1(a).

“Rules” has the meaning ascribed to such term in Section 9.12(b) hereof.

“Security Agreement” means (i) that certain Amended and Restated Security Agreement, dated as of April 22, 2010, executed by Borrower and each Domestic Subsidiary in existence as of the Closing Date in favor of Bank and (ii) any security agreement executed by a Domestic Subsidiary pursuant to Section 6.12.

“Stellate” means Stellate Systems USA, Inc., a Delaware corporation.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Synthetic Lease Obligation” means the monetary obligation of a Person under either: (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Third Party Obligor” has the meaning ascribed to such term in Section 8.1(d) hereof.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with such Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with such Acquisition, (d) the amount of contingent consideration or transaction costs related to such Acquisition, to the extent required to be expensed by ASC 805, (e) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon Borrower meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate in effect on the date of such Acquisition), but only to the extent not included in clause (a), (b), (c) or (d) above, and (f) the amount of indebtedness assumed in connection with such Acquisition.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a LIBOR Loan.

SECTION 1.2. CERTAIN RULES OF CONSTRUCTION.

(a) Unless the context requires otherwise, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless otherwise specified, Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement.

(c) (i) The term “documents” includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The terms “include” and “including” are not limiting.

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(iv) Unless the context clearly requires otherwise, the terms “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible) and real property.

(d) Unless otherwise expressly provided herein: (i) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

(f) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.

(h) This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, Borrower, the Guarantors and Bank and are the products of all parties. Accordingly, they shall not be construed against Bank merely because of the involvement of any or all of the preceding Persons in their preparation.

(i) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended: (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(j) References herein to “fiscal year” refer to the fiscal year of Borrower.

(k) Any financial ratios required to be maintained by Borrower pursuant to the Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common – or symmetric arithmetic – method of rounding (in other words, rounding-up if there is no nearest number).

ARTICLE II

CREDIT TERMS

SECTION 2.1. REVOLVING LINE OF CREDIT.

(a) Revolving Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make loans (each such loan, a “Revolving Credit Loan”) to Borrower from time to time on any Business Day during the Availability Period, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000.00) (the “Revolving Line of Credit”). The proceeds of the initial advance under the Revolving Line of Credit shall be used to refinance all outstanding indebtedness owing under the Existing Agreement (with any such advances having the same characteristics, including, without limitation, Type and remaining Interest Period, if applicable, as the indebtedness refinanced thereby) and the proceeds of all other advances under the Revolving Line of Credit shall be used for working capital and general corporate purposes. Borrower’s obligation to repay advances under the Revolving Line of Credit shall be evidenced by a promissory note dated April 22, 2010 (the “Second Amended and Restated Revolving Line of Credit Note”), in the form attached hereto as Exhibit A, all terms of which are incorporated herein by this reference.

(b) Borrowing and Repayment. Borrower may from time to time during the Availability Period, partially or wholly repay its outstanding borrowings under the Revolving Line of Credit, and reborrow, subject to all of the limitations, terms and conditions contained herein; provided that, the total outstanding borrowings under the Revolving Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. On the Revolving Credit Maturity Date, Borrower shall repay to Bank in full the aggregate outstanding principal balance of all Revolving Credit Loans, together with all accrued and unpaid interest due thereon.

SECTION 2.2. PROCEDURES FOR BORROWING.

(a) Each Revolving Credit Borrowing, each conversion of Loans from one Type to the other and each continuation of LIBOR Loans shall be made upon Borrower’s irrevocable notice to Bank, which may be given by telephone or by approved electronic communications. Each such notice must be received by Bank not later than 11:00 a.m. on the requested date of any Revolving Credit Borrowing, conversion or continuation. Notwithstanding anything to the contrary contained herein, any telephonic notice or other electronic communication by Borrower pursuant to this Section 2.2(a) may be given by an individual who has been authorized in writing to do so by an appropriate Responsible Officer of Borrower. Each such telephonic notice or other electronic communication must be confirmed promptly by delivery to Bank of a written Loan Notice, appropriately completed and signed by an appropriate Responsible Officer of Borrower.

(b) Each Revolving Credit Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Credit Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(c) Each Loan Notice (whether telephonic or written) shall specify: (i) whether Borrower is requesting: (A) a Revolving Credit Borrowing; (B) a conversion of outstanding Loans from one Type to the other; or (C) a continuation of LIBOR Loans; (ii) the requested date of such Revolving Credit Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of the Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted; and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loan(s) shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If Borrower requests a Revolving Credit Borrowing of, conversion to, or continuation of LIBOR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(d) Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Loan. During the existence of an Event of Default: (i) no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of Bank; and (ii) Bank may demand that any or all of the then outstanding Revolving Credit Loans that are LIBOR Loans be converted immediately to Base Rate Loans, whereupon Borrower shall pay any amounts due under Section 3.4 in accordance with the terms thereof due to any such conversion.

(e) Bank shall promptly notify Borrower of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate.

(f) After giving effect to all Revolving Credit Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to the Revolving Credit Loans.

SECTION 2.3. PRINCIPAL PAYMENTS AND PREPAYMENTS.

Borrower may, upon notice to Bank, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty but subject to Section 3.4; provided that: (A) such notice must be received by Bank not later than 11:00 a.m.: (1) three Business Days prior to any date of prepayment of Loans that are LIBOR Loans; and (2) one Business Day prior to the date of prepayment of Loans that are Base Rate Loans; and (B) any prepayment of any Loans that are: (1) LIBOR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding; and (2) Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If Borrower gives such notice, then Borrower’s prepayment obligation shall be irrevocable, and Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan that is a LIBOR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.4.

SECTION 2.4. INTEREST/APPLICABLE RATES.

(a) Subject to the provisions of subsection Section 2.4(b): (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to LIBOR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(ii) If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(iii) While any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law.

(d) Any increase or decrease in any Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first day of the month immediately following the month in which Borrower is required to deliver a Compliance Certificate in accordance with Section 6.3(d) for a given period (each such date, a “calculation date”); provided that the Applicable Rate in effect from the Closing Date to the first day of the month immediately following receipt by Bank of a timely delivered Compliance Certificate with respect to the fiscal quarter ending March 31, 2010 shall be determined based upon Tier 3 (as indicated in the definition of “Applicable Rate”); provided further that, if any Compliance Certificate required to be delivered in accordance with Section 6.3(d) for any given period is not delivered to Bank on or before the related calculation date, then Tier 1 (as indicated in the definition of “Applicable Rate”) shall apply, effective on the related calculation date until two Business Days after such Compliance Certificate is actually received by Bank.

Notwithstanding the foregoing and for the avoidance of doubt, if for any period and for any reason, the actual Leverage Ratio is higher than that reported in the Compliance Certificate, Borrower shall immediately, without the requirement of notice or demand from any Person, pay to Bank an amount equal to the excess of: (A) the amount of interest or fees that would have accrued had the Applicable Rates for the relevant period been based upon the actual Leverage Ratio for the prior period rather than the Leverage Ratio reported in the Compliance Certificate delivered for such prior period; over (B) the amount of interest or fees that was actually paid by Borrower based upon the Leverage Ratio reported in the Compliance Certificate delivered for such period.

SECTION 2.5. FEES.

(a) Unused Commitment Fee. Borrower shall pay to Bank unused commitment fees (each, an “Unused Commitment Fee”) equal to the Applicable Rate multiplied by the average daily unused amount of the Revolving Line of Credit. Unused Commitment Fees shall accrue at all times during Prior to the Revolving Credit Maturity Date, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Maturity Date. Unused Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

SECTION 2.6. COMPUTATIONS OF INTEREST AND FEES.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by Bank of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.7. PAYMENTS GENERALLY; COLLECTION OF PAYMENTS.

(a) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Bank in Dollars and in immediately available funds not later than 4:00 p.m. on the date specified herein. All payments received by Bank after 4:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Collection of Payments. Borrower authorizes Bank to collect all principal, interest and fees due under each credit created by the Loan Documents by charging Borrower’s deposit account number 4121261853 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 2.8. COLLATERAL.

As security for all indebtedness of Borrower to Bank created by the Loan Documents, Borrower hereby grants to Bank security interests of first priority (except for Permitted Liens that are senior to Bank’s security interests), and shall cause each Domestic Subsidiary to grant to Bank security interests of first priority, in all of Borrower’s and each such Domestic Subsidiary’s personal property (including, without limitation, all of Borrower’s ownership interests in Subsidiaries, accounts receivable, inventory, equipment and intellectual property now owned or hereafter acquired), but excluding interests as a lessee under real property and personal property leases and shares of voting stock of each Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary.

As additional security for all indebtedness of Borrower to Bank created by the Loan Documents, Borrower shall cause each Domestic Subsidiary to grant to Bank security interests of first priority in all such Domestic Subsidiary’s ownership interest in any Domestic Subsidiary or Foreign Subsidiary, but excluding shares of voting stock of each Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary and, with respect to each Foreign Subsidiary, subject to the time frames established in Section 6.12(b) hereof.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 2.9. GUARANTIES. Subject to the time frames established in Section 6.12(a) hereof, all Obligations shall be guaranteed jointly and severally by each Domestic Subsidiary (each a “Guarantor” and, collectively, the “Guarantors”), as evidenced by and subject to the terms of guaranties (each a “Guaranty” and, collectively, the “Guaranties”) in form and substance satisfactory to Bank.

ARTICLE III

TAXES, YIELD PROTECTION

AND ILLEGALITY

SECTION 3.1. ILLEGALITY.

If Bank, in its reasonable judgment, determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Bank to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of Bank to purchase or sell, or to take deposits of, Dollars in the London interbank offered market, then, on notice thereof by Bank to Borrower, any obligation of Bank to make or continue LIBOR Loans or to convert Revolving Credit Loans that are Base Rate Loans to LIBOR Loans shall be suspended until Bank notifies Borrower that the circumstances giving rise to such determination no longer exist, which notification Bank shall give to Borrower promptly after Bank, it its reasonable judgment, makes such determination. Upon receipt of such first notice, Borrower shall, upon demand from Bank, prepay or, if applicable, convert all LIBOR Loans to Base Rate Loans, either on the last day of the Interest Period therefor, if Bank may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if Bank may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.4 in accordance with the terms thereof due to such prepayment or conversion.

SECTION 3.2. INABILITY TO DETERMINE RATES.

If Bank determines in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank offered market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan, or (c) LIBOR for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to Bank of funding such Loan, then Bank will promptly so notify Borrower. Thereafter, the obligation of Bank to make or maintain LIBOR Loans shall be suspended until Bank revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Revolving Credit Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing consisting of Base Rate Loans in the amount specified therein.

SECTION 3.3. INCREASED COSTS.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank (except any reserve requirement reflected in LIBOR);

(ii) subject Bank to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to Bank in respect thereof (except for taxes covered by paragraph (c) below); or

(iii) impose on Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by Bank;

and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount), then, upon request of Bank, Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Bank determines that any Change in Law affecting Bank or Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by Bank, to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

(c) Taxes. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d) Certificates for Reimbursement. A certificate of Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in subsection (a), (b) or (c) of this Section, as well as a reasonably detailed description of the computation of such amount and the basis for determining such amount or amounts, and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Bank the amount shown as due on any such certificate within ten days after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of Bank’s right to demand such compensation, provided that Borrower shall not be required to compensate Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to in this subsection shall be extended to include the period of retroactive effect thereof).

SECTION 3.4. COMPENSATION FOR LOSSES.

Upon demand of Bank from time to time, Borrower shall promptly compensate Bank for and hold Bank harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by Bank in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Bank under this Section 3.4, Bank shall be deemed to have funded each LIBOR Loan made by it by a matching deposit or other borrowing in the London interbank offered market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

SECTION 3.5. SURVIVAL.

All obligations of Borrower under this Article III shall survive repayment, satisfaction or discharge of all the Obligations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank created by the Loan Documents.

SECTION 4.1. LEGAL STATUS. Borrower and each of its Subsidiaries, and each Subsidiary of a Subsidiary (except Excel-Tech), is a corporation, partnership or limited liability company, duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, and is qualified or licensed to do business (and is in good standing as a foreign entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would reasonably be expected to have a Material Adverse Effect. All of the Subsidiaries of Borrower in existence as of the Closing Date are listed on Schedule 4.1 hereto.

SECTION 4.2. AUTHORIZATION AND VALIDITY. This Agreement and each of the Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 4.3. NO VIOLATION. The execution, delivery and performance by Borrower and the Guarantors of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of such Person’s organizational documents, or result in any breach of or default under any contract, obligation, indenture or other instrument to which any such Person is a party or may be bound which violation contravention, breach or default would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 4.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency, against Borrower, any Subsidiary, or any Subsidiary of a Subsidiary, which would reasonably be expected to have a Material Adverse Effect, other than those disclosed on Schedule 4.4.

SECTION 4.5. CORRECTNESS OF FINANCIAL STATEMENT. The consolidated financial statement of Borrower dated December 31, 2009, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with GAAP. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor (exclusive of Permitted Liens) has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 4.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 4.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s or any Guarantor’s obligations created by the Loan Documents to any other obligation of Borrower or such Guarantor.

SECTION 4.8. PERMITS, FRANCHISES. Borrower and each of its Subsidiaries, and each Subsidiary of a Subsidiary, possess, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 4.9. ERISA COMPLIANCE. As of the Closing Date: (a) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under subsection 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred that would cause the loss of such qualification. As of the Closing Date, Borrower and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; (b) there are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority. As of the Closing Date, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (c) (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) no event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Closing Date, would create an Event of Default under Section 8.1(j).

SECTION 4.10. OTHER OBLIGATIONS. None of Borrower or any Subsidiary (including any Subsidiary of a Subsidiary) is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 4.11. ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 4.11, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE V

CONDITIONS

SECTION 5.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	this Agreement and the Note;

(ii)	each of the Security Agreements and Pledge Agreements duly executed and delivered and describing the personal property collateral referred to in Section 2.8 hereof;

(iii)	each of the Guaranties required pursuant to Section 2.9 hereof;

(iv)	such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each of Borrower and each Guarantor as Bank may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Person is a party;

(v)	such documents and certifications as Bank may reasonably require to evidence that Borrower and each Guarantor is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in: (A) the State of California; and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)	a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower ended December 31, 2009, signed by an appropriate Responsible Officer of Borrower;

(vii)	a legal opinion of counsel to Borrower in form and substance satisfactory to Bank;

(viii)	such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and its Subsidiaries, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 5.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents that may be required in connection with such extension of credit.

ARTICLE VI

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (other than contingent indemnification obligations under Section 9.3) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower created by the Loan Documents, Borrower shall, and shall (except in the case of the covenants set forth in Section 6.3 and Section 6.10) cause each of its Subsidiaries (including Subsidiaries of Subsidiaries) to, unless Bank otherwise consents in writing:

SECTION 6.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 6.2. ACCOUNTING RECORDS; COLLATERAL EXAMS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect its properties. From time to time, as Bank shall require in the exercise of its reasonable discretion, permit Bank, or its employees, accountants, attorneys or agents, to conduct, with respect to each such Person, examinations and inspections of any collateral required hereby or any other property of Borrower or such Subsidiary, as applicable. Such examination and inspection shall be conducted during ordinary business hours and upon one Business Day’s advance notice (unless an Event of Default shall have occurred and be continuing, in which case no notice shall be required).

SECTION 6.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal year, audited annual consolidated and consolidating financial statements of Borrower examined by, and with the unqualified opinion of, independent certified public accountants selected by Borrower and acceptable to Bank, which financial statements shall include Borrower’s balance sheet as of the end of such fiscal year and the related statements of Borrower’s income, reconciliation of retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP;

(b) promptly after the sending or filing thereof, but in no event later than 45 days after the end of each fiscal quarter of Borrower, copies of each Form 10-Q report filed by Borrower with the United States Securities and Exchange Commission or any successor agency;

(c) not later than 15 days after the beginning of each fiscal year, projected consolidated and consolidating balance sheets and income statements for each quarter of such year for Borrower, each in reasonable detail, representing Borrower’s good faith projections and certified by the chief financial officer of Borrower as being Borrower’s good faith projections and identical to the projections to be used by Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as Bank may in its discretion require;

(d) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section, a duly completed Compliance Certificate signed by an appropriate Responsible Officer of Borrower; and

(e) from time to time such other information as Bank may reasonably request.

SECTION 6.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which it is organized and/or which govern its continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to it and/or its business.

SECTION 6.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of such Person, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 6.6. FACILITIES. Keep all properties useful or necessary to such Person’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 6.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as such Person may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Person has made provision, to Bank’s satisfaction, for eventual payment thereof in the event such Person is obligated to make such payment.

SECTION 6.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of its Subsidiaries with a claim in excess of $250,000.00.

SECTION 6.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using GAAP (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending March 31, 2010:

(a) As of each fiscal quarter end of Borrower, Consolidated EBITDA, determined on a rolling four-quarter basis, not less than the amounts set forth below:

For each fiscal quarter ending on or before December 31, 2010:	$25,000,000
For each fiscal quarter ending after December 31, 2010 and on or before June 30, 2011:	$30,000,000
For each fiscal quarter ending after June 30, 2011:	$35,000,000

(b) Quick Ratio not less than: (i) as of each fiscal quarter ending on or before March 31, 2011, 0.90 to 1.00, and (ii) as of each fiscal quarter ending after March 31, 2011, 1.00 to 1.00.

SECTION 6.10. NOTICE TO BANK. Promptly (but in no event more than five (5) business days after a Responsible Officer becomes, or should become, aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000.00.

SECTION 6.11. MAINTENANCE OF ACCOUNTS WITH BANK. At all times maintain its primary depository accounts with Bank pursuant to account agreements and terms mutually acceptable to such Person and Bank.

SECTION 6.12. SUBSIDIARIES.

(a) Domestic Subsidiaries. By not later than (i) with respect to each Domestic Subsidiary in existence as of the Closing Date (except Stellate and Excel-Tech), the Closing Date, (ii) with respect to each Domestic Subsidiary formed or acquired on or after the Closing Date, twenty (20) calendar days after the formation or acquisition of such Domestic Subsidiary, (iii) with respect to Stellate or Excel-Tech, ninety (90) calendar days after the Closing Date, unless on or before such date Stellate or Excel-Tech, as applicable, has merged into Borrower or dissolved, cause such Domestic Subsidiary to execute and deliver to Bank (A) a Guaranty in satisfaction of the requirements of Section 2.9 hereof, (B) a Security Agreement and, if pledging ownership interests in another entity, a Pledge Agreement in satisfaction of the requirements of Section 2.8 hereof and (C) such other documents as Bank shall reasonably request, in form and substance satisfactory to Bank, evidencing the authority of such Domestic Subsidiary to execute and deliver such Guaranty, Security Agreement and Pledge Agreement, and the incumbency of the Persons executing such Guaranty, Security Agreement and Pledge Agreement on behalf of such Domestic Subsidiary.

(b) Foreign Subsidiaries. By not later than (i) with respect to each Foreign Subsidiary in existence as of the Closing Date and owned, in whole or in part, by Borrower or a Domestic Subsidiary, the Closing Date, (ii) with respect to each Foreign Subsidiary formed or acquired on or after the Closing Date and owned, in whole or in part, by Borrower or a Domestic Subsidiary, forty-five (45) calendar days after the formation or acquisition of such Foreign Subsidiary, and (iii) with respect to Biologic Israel, ninety (90) calendar days after the Closing Date, unless on or before such date, Biologic Israel has merged into Borrower or dissolved, execute, or cause to be executed, a Pledge Agreement and such further agreements, documents or instruments, or take such other actions, as Bank reasonably deems necessary in order to effectuate the pledge to Bank of security interests in Borrower’s, and/or Borrower’s Domestic Subsidiaries’, ownership interest in such Foreign Subsidiary (such pledge exclusive of shares of voting stock of such Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary, as described in Section 2.8 hereof), including, without limitation, (A) executing and delivering to each such Foreign Subsidiary, a notice of the pledge of Borrower’s and/or Borrower’s Subsidiaries’ interests therein to Bank, and (B) causing such Foreign Subsidiary to execute and deliver to Bank an acknowledgment of pledge related to Borrower’s and/or such Subsidiaries’ pledge of its or their interest in such Foreign Subsidiary, in each case, in form in substance satisfactory to Bank.

(c) Upon the request of Bank, with respect to Borrower’s ownership interests in Subsidiaries pledged to Bank as collateral under the Loan Documents, Borrower shall promptly deliver stock certificates (or other comparable certificates) for all certificated securities now or at any time constituting such collateral, duly endorsed in blank for transfer or accompanied by an appropriate assignment or assignments or an appropriate undated stock power or powers, in every case sufficient to transfer title thereto.

SECTION 6.13. TERMINATION OF CIT FINANCING STATEMENT. By not later than forty-five (45) days after the Closing Date, Borrower shall provide evidence to Bank of the filing of a UCC-3 termination statement with regard to that certain UCC-1 financing statement naming Borrower as debtor and CIT Financial USA, Inc. as secured party, which was initially filed with the Secretary of State of the State of California on June 7, 2005 and bears file number 51736173.

ARTICLE VII

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (other than contingent indemnification obligations under Section 9.3) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower created by the Loan Documents, Borrower will not, and will not permit any Subsidiary (including Subsidiaries of Subsidiaries) of Borrower to, without Bank’s prior written consent:

SECTION 7.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof.

SECTION 7.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year such that, after giving effect to such investment, the aggregate investments in fixed assets in such year made by Borrower and all Subsidiaries would exceed $5,000,000.00.

SECTION 7.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year such that, after giving effect to such operating lease expense, the aggregate operating lease expense incurred by Borrower and all Subsidiaries in such year is in excess of $4,000,000.00.

SECTION 7.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, other than Permitted Indebtedness.

SECTION 7.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity, other than pursuant to a Permitted Investment; make any substantial change in the nature of such Person’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, other than pursuant to a Permitted Investment; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of such Person’s assets except in the ordinary course of its business; provided that Borrower or any Subsidiary may sell, lease or transfer assets to Borrower or any wholly-owned Domestic Subsidiary of Borrower that is a Guarantor.

SECTION 7.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of such Person as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank and guaranties by Borrower of real property lease obligations of its Subsidiaries not exceeding in the aggregate $500,000.00 outstanding at any time.

SECTION 7.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, other than Permitted Investments; provided that, so long as no Event of Default shall have occurred and be continuing, Borrower shall be permitted to make contractually required earn-out payments related to a Permitted Acquisition if all of the following conditions shall have been satisfied at the time of any such earn-out payment: (a) Borrower shall have provided Bank pro forma financial forecasts of Borrower on a consolidated basis after giving effect to such payment and covenant compliance calculations reasonably satisfactory to Bank demonstrating satisfaction of the condition described in Section 7.7(b); and (b) after giving effect to such earn-out payment, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 6.9 hereof on a pro forma basis.

SECTION 7.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on such Person’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of such Person’s stock now or hereafter outstanding; provided that each Subsidiary may declare or pay dividends or distributions to Borrower or any wholly-owned Domestic Subsidiary of Borrower that is a Guarantor.

SECTION 7.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of such Person’s assets now owned or hereafter acquired, other than Permitted Liens.

SECTION 7.10. SALE AND LEASEBACKS. Enter into any arrangement, directly or indirectly, with any other Person whereby Borrower or such Subsidiary, as applicable, shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which Borrower or such Subsidiary, as applicable, intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 7.11. TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any affiliate of Borrower, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or a Subsidiary of Borrower as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower or any Guarantor or between or among Guarantors.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents; or

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower, any Subsidiary or any other party under this Agreement or any other Loan Document, shall prove to be incorrect, false or misleading in any material respect when furnished or made; or

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from the date Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed twenty (20) days) to attempt to cure such default; provided, further, that during such additional reasonable time period the failure to have cured such default shall not be deemed an Event of Default, however, no further advances under the Revolving Line of Credit will be made; or

(d) Any default in the payment or performance of any material obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any Subsidiary of Borrower or any general partner or joint venturer in any Borrower or Subsidiary of Borrower which is a partnership or joint venture (with each such Subsidiary, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other material liability to any person or entity, including Bank, and such default or event shall continue for a period of time without cure sufficient to permit the acceleration of the maturity of any such indebtedness or the enforcement of remedies with respect to such liability; or

(e) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; and, in any such case, the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of twenty (20) days after the entry thereof; or

(f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and is not dismissed within 45 days after its filing, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; or

(g) There shall exist or occur any event or condition which Bank in good faith believes would reasonably be expected to have a Material Adverse Effect; or

(h) The dissolution or liquidation of any Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower or Third Party Obligor; or

(i) There shall exist a material deficiency in any collateral required hereunder, as identified by Bank pursuant to one or more of the collateral examinations and inspections referenced in Section 6.2 hereof; or

(j)(i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

(k) Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Borrower or any Subsidiary contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or Borrower or any Subsidiary denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(l) A Change of Control occurs.

SECTION 8.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit created by the Loan Documents and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 9.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	NATUS MEDICAL INCORPORATED
1501 Industrial Road
San Carlos, California 94070

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Peninsula Commercial Banking Office
400 Hamilton Avenue, Suite 210
Palo Alto, California 94301
Attention: Catherine Hill

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 9.3. EXPENSES; INDEMNITY; DAMAGE WAIVER.

(a) Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (i) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (ii) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (iii) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

(b) Borrower shall indemnify Bank and Bank’s affiliates and the partners, members, directors, officers, employees, agents and advisors of Bank and Bank’s affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Guarantor, or any Subsidiary of Borrower or any Guarantor, arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor, or any Environmental Claim or Environmental Liability related in any way to Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee.

(c) To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 9.3(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) The agreements in this Section 9.3 shall survive the termination of Bank’s commitment to make Loans and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.

SECTION 9.5. CONFIDENTIALITY. The Confidential Information will be used by Bank solely for the purpose of evaluating Borrower’s credit request and/or Bank’s ongoing credit accommodations to Borrower. Bank will keep all the Confidential Information confidential, and will not disclose any of the Confidential Information to any person or entity, except disclosures: (a) to federal and state bank examiners, and other regulatory officials having jurisdictions over Bank; (b) to Bank’s legal counsel and auditors; (c) to other professional advisors to Bank; (d) to Bank’s representatives (which shall include, without limitation, all other banks and companies affiliated with Wells Fargo & Company) who need to know the Confidential Information for the purpose of evaluating Borrower’s credit request and/or Bank’s ongoing credit accommodations to Borrower, it being expressly understood and agreed that such representatives shall be informed of the confidential nature of the Confidential Information, and shall be required by Bank to treat the Confidential Information as confidential in accordance with the terms and conditions hereof; (e) as otherwise required by law or legal process; or (f) as otherwise authorized by Borrower in writing. In the event that Bank or any of its representatives becomes legally compelled to disclose any of the Confidential Information pursuant to clause (e) of the preceding sentence, then Bank, except as otherwise required by law, will provide notice thereof to Borrower so that Borrower, at its sole option (but without obligation to do so), may attempt to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The confidentiality requirement set forth herein shall not extend to any portion of the Confidential Information that: (x) is or becomes generally available to the public other than as a result of a disclosure by Bank or its representatives; (y) is or becomes available to Bank on a non-confidential basis by Borrower or any officer, employee, agent or representative of Borrower prior to its disclosure by Bank; or (z) is or becomes available to Bank on a non-confidential basis from a source other than Borrower.

SECTION 9.6. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit created by the Loan Documents and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 9.7. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 9.8. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 9.9. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 9.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 9.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 9.12. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the United States federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 9.13. NO NOVATION. This Agreement amends and restates the Existing Agreement in its entirety, effective as of the Closing Date, and is not intended to constitute a novation of the obligations thereunder. Nothing contained herein shall terminate any security interests, liens, guaranties or subordinations in favor of Bank and all such security interests, guaranties and subordinations shall continue in full force and effect.

SECTION 9.14. TERMINATION OF AGREEMENT. This Agreement shall terminate (other than with respect to contingent indemnification obligations under Section 9.3) when all monetary Obligations (including, without limitation, the repayment of all Loans) have been satisfied in full and Bank has no further commitment to make credit extensions or accommodations under this Agreement.

[Continues with Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be executed as of the day and year first written above.

NATUS MEDICAL INCORPORATED		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:		By:
	Steven J. Murphy		Catherine Hill
	Vice President Finance and Chief Financial Officer		Relationship Manager

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

EXHIBIT A

FORM OF SECOND AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

[See attached]

EXHIBIT B

FORM OF LOAN NOTICE

Date:         ,

TO:	WELLS FARGO BANK, NATIONAL ASSOCIATION

Ladies and Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Credit Agreement, dated as of April 22, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), between NATUS MEDICAL INCORPORATED (“Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION. Unless otherwise defined herein, each capitalized term used herein has the meaning ascribed thereto in the Agreement.

The undersigned Borrower hereby requests (select one):

A Revolving Credit Borrowing of Revolving Credit Loans

A conversion of Eurodollar Rate Loans

A Revolving Credit Borrowing of Eurodollar Rate Loans

A continuation of Eurodollar Rate Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	[Insert for Eurodollar Rate Loans: With an Interest Period of months.]

The Revolving Credit Borrowing, if any, requested herein complies with Section 2.1 of the Agreement.

NATUS MEDICAL INCORPORATED

By:
Name:
Title:

EXHIBIT C

FORM OF FINANCIAL COVENANT COMPLIANCE CERTIFICATE

TO:	WELLS FARGO BANK, NATIONAL ASSOCIATION (“BANK”) under that certain Second Amended and Restated Credit Agreement, dated as of April 22, 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), between NATUS MEDICAL INCORPORATED, a Delaware corporation (“Borrower”), and Bank.

This Compliance Certificate is delivered this     day of             , 20    , by the undersigned, as a senior financial officer of Borrower to Bank in accordance with Section 6.3(d) of the Credit Agreement.

The undersigned hereby certifies that:

1. Attached hereto are the consolidated and consolidating annual audited or consolidated quarterly unaudited financial statements of Borrower, as applicable, presented fairly in accordance with GAAP that are required to be delivered pursuant to Section 6.3(a) or 6.3(b) of the Credit Agreement for the period ending             , 20     (the “End Date”).

2. As of the date of this Compliance Certificate, no Default or Event of Default had occurred and was continuing.

3. The financial condition covenants and other compliance calculations and information set forth on Schedule 1 attached hereto are true, complete and accurate on and as of the date of this Compliance Certificate.

The foregoing certifications, together with the computations set forth in Schedule 1 hereto, are made and delivered, and the financial statements referenced above are made or posted, as applicable, this     day of             , 200    , pursuant to the provisions of the Credit Agreement.

By:
Steven J. Murphy
Vice President and Chief Financial Officer of NATUS MEDICAL INCORPORATED

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

A.	As of each fiscal quarter end of Borrower, Consolidated EBITDA, determined on a rolling four-quarter basis, not less than: (i) for each fiscal quarter ending on or before December 31, 2010, $25,000,000; (ii) for each fiscal quarter ending after December 31, 2010 and on or before June 30, 2011, $30,000,000; and (iii) for each fiscal quarter ending after June 30, 2011, $35,000,000.

1.	Consolidated EBITDA:
	a. consolidated net income	$
	b. plus consolidated interest expense	$
	c. plus income tax expense provision	$
	d. plus depreciation and amortization expense	$
	e. plus non-cash expenses related to stock-based compensation	$
	f. plus non-recurring non-cash expense or loss	$
	g. plus Alpine Cash Restructuring Charges (not to exceed $3,200,000 in the aggregate for all periods)	$
	h. plus Cash Restructuring Charges (when combined with Alpine Cash Restructuring Charges, not to exceed $5,000,000 in the aggregate for any twelve-month period)	$
	i. plus expenses created by contingent consideration or transaction costs related to a business combination or acquisition, to the extent required to be expensed by ASC 805	$
Minus to the extent included in net income the sum of:
	j. Interest income		$
	k. plus extraordinary or non-recurring non-cash income or gains		$
	l. plus income tax credits		$
	m. plus any other non-cash income		$
	n. plus adjustments to income created by contingent consideration related to a business combination or acquisition, to the extent required to be recognized by ASC 805		$
2.	Consolidated EBITDA (1a+1b+1c+1d+1e+1f+1g+1h+1i) – (1j+1k+1l+1m+1n):			$
3.	In compliance (yes / no)?

B. Quick Ratio at each fiscal quarter of Borrower ending on or before March 31, 2011 of 0.9:1.0; and for each fiscal quarter of Borrower ending after March 31, 2011 of 1.0:1.0.

1.	Quick Ratio:
	a. unrestricted cash and marketable securities	$
	b. net accounts receivable	$

	c. current liabilities	$
2.	Quick Ratio ((1a+1b)/1c):
3.	In compliance (yes / no)?

C.	Leverage Ratio - Consolidated Funded Debt to Consolidated EBITDA (based on the prior four quarters then ended).[1]

1.	Consolidated Funded Indebtedness	$
2.	Consolidated EBITDA (See A2 above)	$
3.	Consolidated Funded Debt to Consolidated EBITDA (1/2):

1	Reported solely for purposes of determining the Applicable Rate.

SCHEDULE 1.1-A

PERMITTED INDEBTEDNESS

•

Term loan, $2.9 million Canadian (“CAD”), interest at cost of funds plus 2.5%, due September 15, 2014 with principle repayable in monthly installments of $16,000 until August 15, 2014, and one final payment of $404,000 collateralized by a first lien on the land and building owned by Excel Tech Limited (“Xltek”).

•

Term loan, CAD $300,000, interest at cost of funds plus 2.5%, due November 15, 2010 with principle repayable in monthly installments of $2,000 until October 10, 2010 and one final payment of $36,000 collateralized by various assets of Xltek.

SCHEDULE 1.1-B

PERMITTED INVESTMENTS

•

Borrower’s cash and cash equivalents are held in bank deposit accounts, investment accounts, or discrete investments in compliance with Borrower’s “Investment Policy,” a copy of which has been provided to Bank.

SCHEDULE 1.1-C

PERMITTED LIENS

•

Term loan, $2.9 million Canadian (“CAD”), interest at cost of funds plus 2.5%, due September 15, 2014 with principle repayable in monthly installments of $16,000 until August 15, 2014, and one final payment of $404,000 collateralized by a first lien on the land and building owned by Excel Tech Ltd. (“Xltek”).

•

Term loan, CAD $300,000, interest at cost of funds plus 2.5%, due November 15, 2010 with principle repayable in monthly installments of $2,000 until October 10, 2010 and one final payment of $36,000 collateralized by various assets of Xltek.

•

Lien in favor of CIT Financial USA, Inc. (“CIT”) for all computer equipment and peripherals (the “Equipment”), wherever located, and all substitutions, additions, accessions and replacements to the Equipment, now or hereafter installed in, affixed to, or used in, conjunction with the Equipment and the proceeds thereof together with all payments, other proceeds and payments due and to become due and arising from or relating to a loan from CIT, which loan from CIT has been paid off and terminated prior to the date hereof and which lien is currently in the process of being terminated.

SCHEDULE 4.1

SUBSIDIARIES

1.	Domestic Subsidiaries

•	Alpine Biomed Holdings Corp.

•	Alpine Biomed Corp.

•	Excel-Tech Ltd. USA

•	Natus Acquisition Corporation

•	NeuroCom International, Inc.

•	Stellate Systems USA, Inc.

2.	Foreign Subsidiaries

•	Alpine Biomed ApS

•	Alpine Biomed Sprl

•	Alpine Biomed SarL

•	Alpine Biomed Germany GmbH

•	Deltamed SA

•	Excel-Tech Limited

•	Lacerta Research, Inc.

•	mmt GmbH

•	Natus Europe GmbH

•	Stellate Systems Incorporated

•	4481755 Canada Inc.

SCHEDULE 4.4

LITIGATION

None

SCHEDULE 4.11

ENVIRONMENTAL MATTERS

None